Exhibit 99.1

REMARKS DELIVERED BY PRESIDENT AND CHIEF EXECUTIVE OFFICER, LARRY W. MYERS, AT THE 2025 ANNUAL MEETING OF SHAREHOLDERS OF FIRST SAVINGS FINANCIAL GROUP, INC.

Jeffersonville, Indiana — February 11, 2025. Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), and the Bank, delivered the following remarks at the Company’s 2025 Annual Meeting of Shareholders held on February 11, 2025.

Welcome once again to the annual meeting of shareholders of First Savings Financial Group, Inc.

In preparation for my comments today, I reviewed my address from last year’s meeting. Those comments were fairly terse, citing that our performance in 2023 was unacceptable to our shareholders and to me personally. I challenged our team not to make excuses, but to accept responsibility and return to a path of success.

Throughout 2024, the Bank has made significant progress on the path of success. After months of implementing new strategies, changes in management, and reductions in force, the difficult decision was made to exit the mortgage banking business, which was accomplished in our first fiscal quarter. While our time in the mortgage banking business was extremely profitable and beneficial to our shareholders, the persistently high interest rate environment precluded us from returning to profitability in that business.

The headline news of 2024 was the Company’s stock performance, which was trading at $14.73 per share at the close of the fiscal year ended September 30, 2023. Over the course of the subsequent 12 months, the Company’s stock rose 62% to close at $23.90 at the fiscal year end September 30, 2024. A few weeks later our stock reached an all-time high of $30.24 on December 6, 2024. Overall, it was a nice run-up in the share price.

I know I repeat this every year, but our credit quality remains pristine and we continue to enjoy historically low classified assets and charge-offs. A significant portion of the Company’s nonaccrual loans is due primarily to the lengthy process in resolving defaulted SBA loans, where two years is not unusual. We have experienced a recent flurry of resolutions and anticipate that our nonaccrual loans will decrease throughout 2025. I am pleased to report that even with the inevitable delays by the SBA, the Bank rarely loses money on an SBA loan when all financial aspects are considered.

Funding is one of the challenges in 2024 that will persist in 2025. One step we took in 2024 was the creation of the Deposit Committee, which brought all the funding activities of the Bank, including retail, treasury management and wholesale funding, in a centralized forum to development and implement strategies to increase funding at the most efficient cost. This activity has resulting in the Bank being more competitive for deposits, more successful in developing relationships, and more efficient in our funding. As the entire Bank team knows, deposits, deposits, deposits will be the key to our success in 2025.

Looking to fiscal 2025, we started the year off with a bang. In December 2024 we executed on the sale of approximately $88 million in first lien home equity lines of credit. This sale garnered a meaningful gain on sale, resulted in the generation of surplus capital, and permitted the Bank to reduce wholesale funding. In the coming weeks we expect to finalize a flow sale program that will result in the Bank selling its on-going production of this HELOC product. This will generate non-interest income throughout the year, serve as a tool to managing certain risk exposures, and permit the HELOC team to increase production.

The remainder of 2025 will be a focus on the basics and emphasize deposit growth, core banking, increasing efficiency, capital accretion, and returning the SBA lending division to profitability. We made significant progress over the past year, but more needs to be done for us to perform at the level that our shareholders and management expect. I am pleased to report that we are moving in the right direction and are on the right trajectory.

And, I’m bullish on our prospects. Our asset quality has been, and is expected to remain, resilient regardless of macro-economic conditions. We expect continued improvement in our net interest margin irrespective of additional fed fund rate cuts but will benefit substantially if such occur. We have additional improvement opportunities and strategies that are expected to enhance our financial performance and enhance shareholder value. We expect to accumulate surplus capital and will deploy such to the benefit of our shareholders. We have a great banking franchise in desirable Midwest, namely the Louisville MSA. We are currently projected as an addition to the Russell 2000 index in mid-2025. We have tremendously talented and dedicated staff. We have options.

In closing, I want to thank our staff and the Board of Directors for maintaining their focus in a challenging year and for positioning us for a better future. I thank our shareholders for bearing with us as we navigated choppy waters of the past. In fiscal 2025, we must continue to do better, and we will.